Exhibit 99.1

Corporate Contacts

Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.358.3437
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE PROVIDES 2009 FINANCIAL UPDATE AND INITIAL 2010 SALES REVENUE GUIDANCE

FOSTER CITY, CALIF., January 11, 2010 — SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced its full year 2009 sales revenue, 2010 sales revenue guidance and its year end cash position as follows:

•	For 2009, the company anticipates revenues of approximately $72.4 million (unaudited), a 34% increase over 2008.

•	Cash, cash equivalents, short and long-term investments are anticipated to be approximately $31.8 million (unaudited) at December 31, 2009, compared with $29.7 million at December 31, 2008.

•	The company expects 2010 sales revenue of $82 to $85 million, a 15% increase over 2009

“During 2009, we executed on our corporate strategy of managing the company as a profit-driven specialty pharmaceutical business with a strong pipeline to fuel future growth. We expect to achieve significant full year operating profitability during 2009 and are very pleased with both our commercial sales growth and cash position,” commented Friedhelm Blobel, Ph.D. SciClone’s President and Chief Executive Officer. “Given the strong performance of our international commercial operations and careful expense management, we expect profits to continue to grow in 2010. We look forward to providing full 2010 financial guidance as well as an update on our pipeline later this quarter.”

SciClone expects to report its full 2009 financial results, and further 2010 financial guidance in early March, in connection with the announcement of its 2009 year-end financial results.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven, global specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and overall expense management. ZADAXIN® (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin, in clinical studies as an enhancer of H1N1 flu vaccines; thymalfasin for stage IV melanoma, for which SciClone has reached agreement with the FDA on the design of a phase 3 trial; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; and SCV-07 in a phase 2 trial for the treatment of HCV. SciClone has exclusive commercialization and distribution rights to DC BeadTM in China, where the product is under regulatory review. The Company also has exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilmTM in China and Vietnam, for which it will seek regulatory approval. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “potential,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include that final financial results are subject to completion of the fiscal year audit and changes to financial results might occur in the audit process, and our ability to execute on our goals and objectives for revenue in fiscal 2010 and risks related to our international business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.